SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934



                            GREAT WOLF RESORTS, INC.
-------------------------------------------------------------------------------
                                (Name of Issuer)


                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    391523107
-------------------------------------------------------------------------------
                                 (CUSIP Number)


                                  JULY 28, 2005
             (Date of Event Which Requires Filing of this Statement)

Check the following box to designate the rule pursuant to which this Schedule is filed:

         |_| Rule 13d-1(b)
         |X| Rule 13d-1(c)
         |_| Rule 13d-1(d)

         * The remainder of this cover page shall be filled out for reporting person's initial filings on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosure provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

                                  SCHEDULE 13G
-------------------------------------------------------------------------------
CUSIP NO. 391523107                                           PAGE 2 OF 9 PAGES
-------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
  1      Jason Ader
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
-------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) |_|
                                                                        (b) |_|
-------------------------------------------------------------------------------
  3      SEC USE ONLY
-------------------------------------------------------------------------------
         CITIZENSHIP OR PLACE OF ORGANIZATION
  4
         United States
-------------------------------------------------------------------------------
                                    SOLE VOTING POWER
                                5   0
            NUMBER OF         -------------------------------------------------
             SHARES                 SHARED VOTING POWER
          BENEFICIALLY          6   2,612,550
            OWNED BY          -------------------------------------------------
              EACH                  SOLE DISPOSITIVE POWER
            REPORTING           7   0
             PERSON           -------------------------------------------------
              WITH                  SHARED DISPOSITIVE POWER
                                8   2,612,550
-------------------------------------------------------------------------------
  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,612,550
-------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                             |_|
-------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         8.6%
-------------------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON*
         IN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G
-------------------------------------------------------------------------------
CUSIP NO. 391523107                                           PAGE 3 OF 9 PAGES
-------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
  1      Hayground Cove Asset Management LLC
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) N/A
-------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) |_|
                                                                        (b) |_|
-------------------------------------------------------------------------------
  3      SEC USE ONLY
-------------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------
                                    SOLE VOTING POWER
                              5     0
           NUMBER OF          -------------------------------------------------
            SHARES                  SHARED VOTING POWER
          BENEFICIALLY        6     2,612,550
           OWNED BY           -------------------------------------------------
             EACH                   SOLE DISPOSITIVE POWER
           REPORTING          7     0
            PERSON            -------------------------------------------------
             WITH                   SHARED DISPOSITIVE POWER
                              8     2,612,550
-------------------------------------------------------------------------------
  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,612,550
-------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                             |_|
-------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         8.6%
-------------------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON*
         HC
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G
-------------------------------------------------------------------------------
CUSIP NO. 391523107                                           PAGE 4 OF 9 PAGES
-------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
  1      Hayground Cove Fund Management LLC
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
         EIN:81-0587515
-------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) |_|
                                                                        (b) |_|
-------------------------------------------------------------------------------
  3      SEC USE ONLY
-------------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------
                                    SOLE VOTING POWER
                              5     0
            NUMBER OF         -------------------------------------------------
             SHARES                 SHARED VOTING POWER
          BENEFICIALLY        6     2,612,550
            OWNED BY          -------------------------------------------------
              EACH                  SOLE DISPOSITIVE POWER
            REPORTING         7     0
             PERSON           -------------------------------------------------
              WITH                  SHARED DISPOSITIVE POWER
                              8     2,612,550
-------------------------------------------------------------------------------
  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,612,550
-------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                             |_|
-------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         8.6%
-------------------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON*
         HC
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G
-------------------------------------------------------------------------------
CUSIP NO. 391523107                                           PAGE 5 OF 9 PAGES
-------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
  1      Hayground Cove Associates L.P.
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
         EIN:81-0587520
-------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) |_|
                                                                        (b) |_|
-------------------------------------------------------------------------------
  3      SEC USE ONLY
-------------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------
                                    SOLE VOTING POWER
                              5     0
             NUMBER OF        -------------------------------------------------
              SHARES                SHARED VOTING POWER
           BENEFICIALLY       6     2,209,150
             OWNED BY         -------------------------------------------------
               EACH                 SOLE DISPOSITIVE POWER
             REPORTING        7     0
              PERSON          -------------------------------------------------
               WITH                 SHARED DISPOSITIVE POWER
                              8     2,209,150
-------------------------------------------------------------------------------
  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,209,150
-------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                             |_|
-------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         7.3%
-------------------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON*
         HC
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                              PAGE 6 OF 9 PAGES

ITEM 1(a).    NAME OF ISSUER:

              This statement on Schedule 13G (this "Statement") relates to securities issued by Great Wolf Resorts, Inc. (the "Issuer").

ITEM 1(b).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              The principal executive office of the Issuer is 122 West Washington Avenue, Madison, Wisconson 53702.

ITEM 2(a).    NAME OF PERSON FILING:

              This Statement is being filed by (i) Jason Ader, an individual;
              (ii) Hayground Cove Asset Management LLC, a Delaware limited liability company ("HCAM"); (iii) Hayground Cove Fund Management LLC, a Delaware limited liability company ("HCFM"); and (iv) Hayground Cove Associates LP, a Delaware limited partnership ("HCA" and, together with Mr. Ader, HCAM and HCFM, the "Reporting Persons").

ITEM 2(b).    ADDRESS OF PRINCIPAL BUSINESS OFFICE:

              The principal business address and principal office address of each of the Reporting Persons is 1370 6th Avenue, New York, New York 10019.

ITEM 2(c).    CITIZENSHIP:

              Mr. Ader is a United States citizen.

ITEM 2(d).    TITLE OF CLASS OF SECURITIES:

              This Statement relates to common stock, $0.01 par value per share of the Issuer (the "Common Stock").

ITEM 2(e).    CUSIP NUMBER:

              The CUSIP number relating to the Common Stock is 391523107.

ITEM 3.       IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13d-1(b)
              OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

              Not applicable.

                                                              PAGE 7 OF 9 PAGES

ITEM 4.       OWNERSHIP:

              (a) AMOUNT BENEFICIALLY OWNED:

              As of July 28, 2005, each of Mr. Ader, HCAM and HCFM beneficially owned 2,612,550 shares of Common Stock and HCA beneficially owned 2,209,150 shares of Common Stock.

              The Reporting Persons indirectly hold their shares of Common Stock. Mr. Ader is the sole member of HCAM, which in turn is the managing member of HCFM. In addition, HCFM serves as general partner of (i) certain Delaware limited partnership funds and (ii) HCA, an investment manager that provides investment and advisory services to certain offshore entities and individually managed accounts (the limited partnership funds, offshore entities and managed accounts collectively, the "Client Funds"). None of the Client Funds is deemed to be a reporting person.

              (b) PERCENT OF CLASS:

              As of July 28, 2005, each of Mr. Ader, HCAM and HCFM beneficially owned 8.6% of the issued and outstanding shares of Common Stock and HCA beneficially owned 7.3% of the issued and outstanding shares of Common Stock.

              (c) NUMBER OF SHARES AS TO WHICH THE REPORTING PERSON HAS:

              As of July 28, 2005, each of Mr. Ader, HCAM and HCFM had the power to vote and to dispose of shares of Common Stock as follows:

                 (i)     Sole power to vote or to direct the vote: -0-
                 (ii)    Shared power to vote or to direct the vote: 2,612,550
                 (iii) Sole power to dispose or to direct the disposition of: -0-
                 (iv) Shared power to dispose or to direct the disposition of: 2,612,550

              As of July 28, 2005, HCA had the power to vote and to dispose of shares of Common Stock as follows:

                 (i)     Sole power to vote or to direct the vote: -0-
                 (ii)    Shared power to vote or to direct the vote: 2,209,150
                 (iii) Sole power to dispose or to direct the disposition of: -0-
                 (iv) Shared power to dispose or to direct the disposition of: 2,209,150

                                                              PAGE 8 OF 9 PAGES

ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

              Not applicable.

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

              Except as stated elsewhere in Item 4 of this Statement, no other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of Common Stock indirectly owned by the Reporting Persons.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON:

              Not applicable.

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

              See the Joint Filing Agreement among the Reporting Persons attached hereto as Exhibit A.

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP:

              Not applicable.

ITEM 10.      CERTIFICATIONS:

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                              PAGE 9 OF 9 PAGES

                                    SIGNATURE

         After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certify that the information set forth in this Statement is true, complete and correct.

Dated:  August 8, 2005

                        By:  /s/ Jason Ader
                             --------------------------------------------------
                             Jason Ader

                        HAYGROUND COVE ASSET MANAGEMENT LLC

                        By:  /s/ Jason Ader
                             --------------------------------------------------
                             Jason Ader
                             Sole Member

                        HAYGROUND COVE FUND MANAGEMENT LLC

                        By:  Hayground Cove Asset Management LLC,
                             its Managing Member

                        By:  /s/ Jason Ader
                             --------------------------------------------------
                             Jason Ader
                             Sole Member

                        HAYGROUND COVE ASSOCIATES L.P.

                        By:  Hayground Cove Fund Management LLC,
                             its General Partner

                             By:  Hayground Cove Asset Management LLC,
                                  its Managing Member

                             By:  /s/ Jason Ader
                                  ---------------------------------------------
                                  Jason Ader
                                  Sole Member

                                                                      EXHIBIT A

                                FILING AGREEMENT
                               BETWEEN JASON ADER,
                      HAYGROUND COVE ASSET MANAGEMENT LLC,
                     HAYGROUND COVE FUND MANAGEMENT LLC AND
                         HAYGROUND COVE ASSOCIATES L.P.

         The undersigned hereby agree that the Schedule 13G with respect to the Common Stock, $0.01 par value, of Great Wolf Resorts, Inc., dated as of even date herewith is and shall be filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Dated:  August 8, 2005

                        By:  /s/ Jason Ader
                             --------------------------------------------------
                             Jason Ader

                        HAYGROUND COVE ASSET MANAGEMENT LLC

                        By:  /s/ Jason Ader
                             --------------------------------------------------
                             Jason Ader
                             Sole Member

                        HAYGROUND COVE FUND MANAGEMENT LLC

                        By:  Hayground Cove Asset Management LLC,
                             its Managing Member

                             By:  /s/ Jason Ader
                                  ---------------------------------------------
                                  Jason Ader
                                  Sole Member

                        HAYGROUND COVE ASSOCIATES L.P.

                        By:  Hayground Cove Fund Management LLC,
                             its General Partner

                             By:  Hayground Cove Asset Management LLC,
                                  its Managing Member

                                  By:  /s/ Jason Ader
                                       ----------------------------------------
                                       Jason Ader
                                       Sole Member